EXHIBIT 4.143

1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 478-3400 Facsimile: (212) 478-3597

FINANCIAL GUARANTY

INSURANCE POLICY

Obligor: Rental Car Finance Corp.	Policy No: CA01914A

Insured Obligation: Rental Car Finance Corp. $290,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-1 $110,000,000 Series 2005-1 4.59% Rental Car Asset Backed Notes, Class A-2	Effective Date: April 21, 2005

XL Capital Assurance Inc. (XLCA), a New York stock insurance company, in consideration of the payment of the premium, hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Owners of the Insured Obligations, the full and complete payment by the Obligor of Scheduled Payments in respect of the Insured Obligation, subject only to the terms of this Policy (which includes the Endorsement attached hereto).

XLCA will pay the Insured Amount to the Trustee upon the presentation of a Payment Notice to XLCA (which Payment Notice shall include an irrevocable assignment to XLCA of all rights and claims in respect of the relevant Insured Obligation, as specified in the Payment Notice), on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment in accordance with the Endorsement hereto. XLCA shall be subrogated to the Owners' rights to payment on the Insured Obligations to the extent of any payment by XLCA hereunder. The obligations of XLCA with respect to a Scheduled Payment will be discharged to the extent funds to pay such Scheduled Payment are deposited in the account specified in the Payment Notice, whether such funds are properly applied by the Trustee or claimed by an Owner.

In addition, in the event that any Scheduled Payment which has become due for payment and which is made to an Owner by or on behalf of the Trustee is recovered or is recoverable from the Owner pursuant to a final order of a court of competent jurisdiction in an Insolvency Proceeding that such payment constitutes an avoidable preference to such Owner within the meaning of any applicable bankruptcy law, XLCA unconditionally and irrevocably guarantees payment of the amount of such recovery (in accordance with the Endorsement hereto).

This Policy sets forth in full the undertaking of XLCA and shall not be cancelled or revoked by XLCA for any reason, including failure to receive payment of any premium due hereunder or under the Insurance Agreement, and may not be further endorsed or modified without the written consent of the Trustee and XLCA. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of XLCA, nor against any risk other than Nonpayment and Avoided Payment, including any shortfalls, if any, attributable to the liability of the Obligor for taxes or withholding taxes if any, including interest and penalties in respect of such liability.

THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

Any capitalized terms not defined herein shall have the meaning given such terms in the Endorsement attached hereto and forming a part hereof, or in the Indenture referenced therein. In witness whereof, XLCA has caused this Policy to be executed as of the Effective Date.

____________________________ Name: Title:	___________________________ Name: Title:

2

Financial Guaranty Insurance Policy Endorsement

Effective Date: April 21, 2005

Attached to and forming part of

Financial Guaranty Insurance Policy No. CA01914A

Obligor:	Rental Car Finance Corp.
Insured Obligation:	Rental Car Finance Corp. $290,000,000 Series 2005-1 Floating Rate Rental Car Asset Backed Notes, Class A-1 and $110,000,000 Series 2005-1 4.59% Rental Car Asset Backed Notes, Class A-2.
Beneficiary:	Deutsche Bank Trust Company Americas, as trustee (the "Trustee").

Capitalized terms used herein and not otherwise defined herein or in the Policy shall have the meanings assigned to them in the Insurance Agreement or the Indenture.

As used herein, the term "Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which XLCA or banking institutions in New York City or the city in which the corporate trust office of the Trustee is located are authorized or obligated by law or executive order to close.

As used herein, the term "Insolvency Proceeding" means the commencement, after the date hereof, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any Person, the commencement, after the date hereof, of any proceedings by or against any Person for the winding up or liquidation of its affairs, or the consent, after the date hereof, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to any Person.

As used herein, the term "Insurance Agreement" means the Insurance Agreement, dated as of April 21, 2005, among XLCA, Rental Car Finance Corp., as issuer, and Deutsche Bank Trust Company Americas, as trustee, as may be amended or modified from time to time.

As used herein, the term "Insured Amount" means that portion of the Scheduled Payments that shall become due for payment but shall be unpaid by reason of Nonpayment.

As used herein, the term "Nonpayment" means, with respect to any Payment Date, the failure of the Trustee to have sufficient funds to make payment, in accordance with the terms of the Indenture, the Scheduled Payment that is due for payment with respect to such Payment Date.

As used herein, the term "Owner" means any registered or beneficial owner of any Insured Obligation.

As used herein, the term "Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

As used herein, the term "Scheduled Payment" means (a) with respect to any Payment Date during the Term of this Policy, the Series 2005-1 Accrued Interest Amount and (b) with respect to the Series 2005-1 Termination Date, the Series 2005-1 Outstanding Principal Amount, in each case in accordance with the original terms of the Insured Obligations and the Indenture when issued and without regard to any subsequent amendment or modification of the Insured Obligations or the Indenture that has not been consented to in writing by XLCA. Scheduled Payments do not include and this Policy does not insure any distribution of any Series 2005-1 Controlled Distribution Amounts.

Notwithstanding the foregoing, "Scheduled Payments" shall in no event include payments which become due on an accelerated basis as a result of (a) any default by the Obligor, (b) the occurrence of a Series 2005-1 Amortization Event, Liquidation Event of Default or Limited Liquidation Event of Default under the Indenture, (c) mandatory or optional redemption, in whole or in part or (d) any other cause, unless XLCA elects, in its sole discretion, to pay such amounts in whole or in part (in which event Scheduled Payments shall include such accelerated payments as, when, and to the extent so elected by XLCA). In the event that it does not make such election, Scheduled Payments shall include payments due in accordance with the original scheduled terms without regard to any acceleration. In addition, "Scheduled Payment" shall not include, nor shall coverage be provided under the Policy in respect of, (i) any make whole, redemption or call premium payable in respect of the Insured Obligations, (ii) any amounts due in respect of the Insured Obligations attributable to any increase in interest rate, penalty or other sum payable by the Issuer by reason of any default or event of default in respect of the Insured Obligations, or by reason of any deterioration of the creditworthiness of the Issuer or (iii) any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder of an Insured Obligation.

As used herein, the term "Term of this Policy" means the period from and including the Effective Date to and including the first date on which (i) all Scheduled Payments have been paid that are required to be paid by the Obligor under the Indenture; (ii) any period during which any Scheduled Payment could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law has expired, and (iii) if any proceedings requisite to avoidance as a preference payment have been commenced prior to the occurrence of (i) and (ii) above, a final and nonappealable order in resolution of each such proceeding has been entered; provided, further, that if the Owners are required to return any Avoided Payment (as defined below) as a result of such insolvency proceeding, then the Term of this Policy shall terminate on the date on which XLCA has made all payments required to be made under the terms of this Policy in respect of all such Avoided Payments.

As used herein, the term "Indenture" means the Base Indenture dated as of December 13, 1995 between Rental Car Finance Corp. and the Trustee, as amended by the amendment thereto dated as of December 23, 1997 and supplemented by the Series 2005-1 Supplement dated as of April 21, 2005 between Rental Car Finance Corp. and the Trustee, as in effect on the Closing Date without regard to any amendment, supplement or modification thereto, unless such amendment or supplement has been approved in writing by XLCA.

As used herein, the term "Payment Date" means the 25th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing May 25, 2005.

To make a claim under the Policy, the Trustee shall deliver to XLCA a Payment Notice in the form of Exhibit A hereto (a "Payment Notice"), appropriately completed and executed by the Trustee. A Payment Notice under this Policy may be presented to XLCA by (i) delivery of the original Payment Notice to XLCA at its address set forth below, or (ii) facsimile transmission of the original Payment Notice to XLCA at its facsimile number set forth below. If presentation is made by facsimile transmission, the Trustee shall (x) simultaneously confirm transmission by telephone to XLCA at its telephone number set forth below, and (y) as soon as reasonably practicable, deliver the original Payment Notice to XLCA at its address set forth below. Any Payment Notice received by XLCA after 9:00 a.m., New York City time, on a Business Day, or on any day that is not a Business Day, will be deemed to be received by XLCA at 8:00 a.m., New York City time, on the next succeeding Business Day. XLCA shall make payments due in respect of Insured Amounts no later than 12:00 noon, New York City time, to the Trustee upon the presentation of a Payment Notice to XLCA on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment.

In addition, at any time after the occurrence of a Series 2005-1 Amortization Event, XLCA may, in its sole discretion, direct the Trustee to submit a claim hereunder for the payment on the next succeeding Payment Date of an amount equal to the amount by which the Series 2005-1 Outstanding Principal Amount as of such date exceeds the amount on deposit in the Series 2005-1 Distribution Account on such date for the payment of principal after making all allocations, deposits and claims under available credit enhancement for such Payment Date. XLCA will pay such amount in the manner described in the immediately preceding paragraph.

Notwithstanding the foregoing, with respect to amounts payable hereunder under clause (a) of the definition of “Scheduled Payment” (the “Insured Interest Amount”) only, if (i) the sum of the Series 2005-1 Letter of Credit Amount, the Cash Liquidity Amount and any amounts on deposit in the Series 2005-1 Accrued Interest Account, each as of the date which is two Business Days prior to a Payment Date, and the Interest Rate Cap Payment expected to be received on such Payment Date are insufficient to pay the Insured Interest Amount on such Payment Date (such shortfall, if any, the “Insured Interest Shortfall”) and (ii) the Trustee has submitted written notice in the form attached hereto as Exhibit C to XLCA certifying the matters described in clause (i) above by no later than 2:00 p.m., New York City time, at least two Business Days prior to such Payment Date, then XLCA will pay an amount equal to the lesser of (x) such Insured Interest Shortfall and (y) the amount specified in the Payment Notice no later than 12:00 noon, New York City time, on such Payment Date following receipt by XLCA in the manner described above on such Payment Date of a Payment Notice; provided that if such Payment Notice is received after 9:00 a.m., New York City time, on such Payment Date, it will be deemed to be received at 8:00 a.m., New York City time, on the following Business Day.

Subject to the foregoing, if the payment of any amount with respect to the Scheduled Payment is voided (a "Preference Event") as a result of an Insolvency Proceeding and as a result of such Preference Event, the Owner is required to return such voided payment, or any portion of such voided payment, made in respect of the Insured Obligation (an "Avoided Payment"), XLCA will pay an amount equal to such Avoided Payment as hereinafter provided upon receipt by XLCA from the Trustee on behalf of such Owner of:

(i)         a certified copy of a final order of a court having competent jurisdiction in such Insolvency Proceeding to the effect that the Owner or the Trustee on behalf of the Owner is required to return any such payment or portion thereof because such payment was voided under applicable law, with respect to which order the appeal period has expired without an appeal having been filed (the "Final Order");

(ii)         a certificate by or on behalf of such Owner or the Trustee that the Order has been entered and is not subject to appeal;

(iii)        an assignment, substantially in the form attached hereto as Exhibit B, properly completed and executed by such Owner irrevocably assigning to XLCA all rights and claims of such Owner relating to or arising under such Avoided Payment;

(iv)        appropriate instruments to effect (when executed by the affected party) the appointment of XLCA as agent for the Owner in any legal proceeding relating to such Avoided Payment being in a form satisfactory to XLCA; and

(v)        a Payment Notice in the form of Exhibit A hereto appropriately completed and executed by the Trustee.

XLCA shall make payments due in respect of Avoided Payments no later than 12:00 noon, New York City time. on the Business Day following XLCA's receipt of the documents required under clauses (i) through (v) of the preceding paragraph; provided that XLCA shall not be required to make such payments prior to the time that such payment would otherwise be due pursuant to the Indenture without regard to acceleration or prepayment. Any such documents received by XLCA after 9:00 a.m., New York City time, on any Business Day or on any day that is not a Business Day shall be deemed to have been received by XLCA at 8:00 a.m., New York City time, on the next succeeding Business Day. All payments made by XLCA hereunder on account of any Avoided Payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order and not to any Owner directly (unless an Owner previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order, in which case such payment shall be disbursed to the Trustee for distribution to such Owner upon proof of such payment reasonably satisfactory to XLCA).

XLCA hereby waives and agrees not to assert any and all rights to require the Trustee to make demand on or to proceed against any person, party or security prior to the Trustee demanding payment under this Policy.

No defenses, set-offs and counterclaims of any kind available to XLCA so as to deny payment of any amount due in respect of this Policy will be valid and XLCA hereby waives and agrees not to assert any and all such defenses (including, without limitation, defense of fraud in the inducement or fact, or any other circumstances which would have the effect of discharging a surety in law or in equity), set-offs and counterclaims, including, without limitation, any such rights acquired by subrogation, assignment or otherwise. Upon any payment hereunder, in furtherance and not in limitation of XLCA's equitable right of subrogation and XLCA's rights under the Insurance Agreement, XLCA will be subrogated to the rights of the Owner in respect of which such payment was made to receive any and all amounts due in respect of the obligations in respect of which XLCA has made a payment hereunder. Any rights of subrogation acquired by XLCA as a result of any payment made under this Policy shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of any amounts due the Owner and the Trustee on account of payments due under the Insured Obligation.

This Policy is neither transferable nor assignable, in whole or in part, except to a successor trustee duly appointed and qualified under the Indenture. All Payment Notices and other notices, presentations, transmissions, deliveries and communications made by the Trustee to XLCA with respect to this Policy shall specifically refer to the number of this Policy and shall be made to XLCA at:

XL Capital Assurance Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention: Surveillance

Telephone: (212) 478-3400

Facsimile: (212) 478- 3597

or such other address, telephone number or facsimile number as XLCA may designate to the Trustee in writing from time to time. Each such Payment Notice and other notice, presentation, transmission, delivery and communication shall be effective only upon actual receipt by XLCA.

The obligations of XLCA under this Policy are irrevocable, primary, absolute and unconditional, subject to satisfaction of the conditions for making a claim under the Policy, and neither the failure of any Person to perform any covenant or obligation in favor of XLCA (or otherwise), nor the failure or omission to make a demand permitted hereunder, nor the failure of any assignment or grant of any security interest, nor the commencement of any Insolvency Proceeding shall in any way affect or limit XLCA's obligations under this Policy. If a successful action or proceeding to enforce this Policy is brought by the Trustee, the Trustee shall be entitled to recover from XLCA costs and expenses reasonably incurred, including, without limitation, reasonable fees and expenses of counsel.

This Policy and the obligations of XLCA hereunder shall terminate on the expiration of the Term of this Policy. This Policy shall be returned to XLCA by the Trustee upon the expiration of the Term of this Policy.

This Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law. The Florida Insurance Guaranty Association created under Part II of Chapter 631 of the Florida Insurance Code does not cover this Policy. In the event that XLCA were to become insolvent, the California Insurance Guaranty Association, established pursuant to Article 14.2 of Chapter 1 of Part 2 of Division 1 of the California Insurance Code excludes from coverage any claims arising under this Policy.

THIS POLICY SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW’S PRINCIPLES THEREOF.

In the event any term or provision of the form of this Policy is inconsistent with the provision of this Endorsement, the provision of this Endorsement shall take precedence and be binding.

For purposes of this Policy, the amount due on the Insured Obligations at any time shall be deemed to have been reduced by the amount of any payment made by or on behalf of the Issuer to an Owner or the Trustee, which payment shall have been made in respect of the amounts due on the Insured Obligations.

This Policy sets forth in full the undertaking of XLCA and, except as expressly provided in this Endorsement or in the Policy, may not be modified, altered or affected by any other agreement or instrument, including any modification or amendment thereto and may not be cancelled or revoked.

No Person other than the Trustee shall be entitled to present the Payment Notice.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, XL Capital Assurance Inc. has caused this Endorsement to the Policy to be executed on the Effective Date.

____________________________ Name: Title:	___________________________ Name: Title:

Exhibit A to Financial Guaranty Policy No. CA01914A

XL Capital Assurance Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention:	Surveillance

PAYMENT NOTICE

UNDER FINANCIAL GUARANTY POLICY No. CA01914A

Deutsche Bank Trust Company Americas, as Trustee (the "Trustee"), hereby certifies to XL Capital Assurance Inc. ("XLCA") with reference to that certain Financial Guaranty Insurance Policy, No. CA01914A, dated April 21, 2005 (the "Policy"), issued by XLCA in favor of the Trustee on behalf of the Owner under the Base Indenture, as follows:

1.          The Trustee is the trustee under the Indenture and the beneficiary on behalf of each Owner of the Policy.

2.          The Trustee is entitled to make a demand under the Policy pursuant to the Indenture.

3.          This notice relates to the [insert date] Payment Date. The amount demanded is to be paid in immediately available funds to the Series 2005-1 Collection Account at [Identify Financial Institution Holding Account] account number [_____].

[For a Payment Notice in respect of Insured Amounts other than Avoided Payments, use the following paragraph 4.]

[4.        The Trustee demands payment of $________ which is an amount equal to the amount by which the [Describe calculation of Insured Amount under Policy].]

[For a Payment Notice in respect of an Avoided Payment use the following paragraph [4].]

[4.        The Trustee hereby represents and warrants, based upon information available to it, that (i) the amount entitled to be drawn under the Policy on the date hereof in respect of Avoided Payments is the amount paid or equal to be paid simultaneously with such draw on the Policy, by the Owner on account of a Preference Event [$________] (the "Avoided Payment Amount"), (ii) the Owner with respect to which the drawing is being made under the Policy has paid or simultaneously with such draw on the Policy will pay such Avoided Payment Amount, and (iii) the documents required by the Policy to be delivered in connection with such Avoided Payment and Avoided Payment Amount have previously been presented to XLCA or are attached hereto. In the event that on or prior to the time XLCA is required under the Policy to make payment of the Avoided Payment, to the extent the Avoided Payment is otherwise paid (in whole or in part) by XLCA [to the bankruptcy court], this Payment Notice shall automatically be deemed to be withdrawn and shall be of no further force or effect with respect to such portion of the Avoided Payment which has been paid.]

[5.]       The Trustee agrees that, to the extent of the payment of funds by XLCA to the Trustee, it shall use reasonable efforts to procure (a) that such amounts are applied directly to the payment of any Insured Amount which is due for payment; (b) that such funds are not applied for any other purpose; and (c) the maintenance of accurate record of such payments in respect of the Insured Obligation and the corresponding claim on the Policy and the proceeds thereof.

[6.]       The Trustee, on behalf of itself and the Owners, hereby assigns to XLCA all rights and claims (including rights of actions and claims in respect of securities laws violations or otherwise) of the Trustee and the Owners with respect to the Insured Obligation to the extent of any payments under the Policy. The foregoing assignment is in addition to, and not in limitation of, rights of subrogation otherwise available to XLCA in respect of such payments. The Trustee shall take such action and deliver such instruments as may be reasonably required by XLCA to effectuate the purposes of this Clause 6.

[7.]       The Trustee, on behalf of itself and the Owners, hereby appoints XLCA as agent and attorney-in-fact for the Trustee and the Owners in any legal proceeding in respect of the Insured Obligation. [For a Payment Notice in respect of an Avoided Payment use the following language] [The Trustee, on behalf of itself and the Owners, thereby (and without limiting the generality of the preceding sentence) agrees that XLCA may at any time during the continuation of any proceeding by or against any debtor with respect to which a Preference Claim (as defined below) or other claim with respect to the Insured Obligation is asserted under any Insolvency Proceeding, direct all matters relating to such Insolvency Proceeding, including, without limitation, (a) all matters relating to any claim in connection with any Insolvency Proceeding seeking the avoidance as a preferential transfer of any payment made with respect to the Insured Obligation (a "Preference Claim"), (b) the direction of any appeal of any order relating to any Preference Claim and (c) the posting of any surety, supersedeas or performance bond pending any such appeal.] In addition, the Trustee, on behalf of itself and the Owners, hereby agrees that XLCA shall be subrogated to, and the Trustee, on behalf of itself and the Owners, hereby delegates and assigns, to the fullest extent permitted by law, the rights of the Trustee and the Owners in the conduct of any Insolvency Proceeding, including, without limitation, all rights of any party to an adversary proceeding or action with respect to any court order issued in connection with any such Insolvency Proceeding.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Policy or the Indenture.

IN WITNESS WHEREOF, this notice has been executed this ____ day of _____, _____.

[TRUSTEE], as Trustee
By:___________________________ Authorized Officer

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading Information Concerning Any Fact Material Thereof, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.

Exhibit B to Financial Guaranty Insurance Policy, No. CA01914A

Form of Assignment

Reference is made to the Financial Guaranty Insurance Policy No. CA01914A, dated April 21, 2005 (together with the Endorsement attached thereto, the "Policy") issued by XL Capital Assurance Inc. ("XLCA") relating to the [Identify Insured Obligation]. Unless otherwise defined herein, capitalized terms used in this Assignment shall have the meanings assigned thereto in the Policy as incorporated by reference therein. In connection with the Avoided Payment of [$ ] and the payment by XLCA in respect of such Avoided Payment pursuant to the Policy, the Owner hereby irrevocably and unconditionally, without recourse, representation or warranty (except as provided below), sells, assigns, transfers, conveys and delivers all of such Owner's rights, title and interest in and to any rights or claims, whether accrued, contingent or otherwise, which the Owner now has or may hereafter acquire, against any person relating to, arising out of or in connection with such Avoided Payment. The Owner represents and warrants that such claims and rights are free and clear of any lien or encumbrance created or incurred by such Owner.1

__________________________________ Owner

_________________________

          1          In the event that the terms of this form of assignment are reasonably determined to be insufficient solely as a result of a change of law or applicable rules after the date of the Policy to fully vest all of the Owner's right, title and interest in such rights and claims, the Owner and XLCA shall agree on such other form as is reasonably necessary to effect such assignment, which assignment shall be without recourse, representation or warranty except as provided above.

Exhibit C to Financial Guaranty Insurance Policy, No. CA01914A

CERTIFICATION

UNDER FINANCIAL GUARANTY POLICY No. CA01914A

[to be delivered two Business Days prior to a Payment Date]

Deutsche Bank Trust Company Americas, as Trustee (the "Trustee"), hereby certifies to XL Capital Assurance Inc. ("XLCA") with reference to that certain Financial Guaranty Insurance Policy, No. CA01914A, dated April 21, 2005 (the "Policy"), issued by XLCA in favor of the Trustee on behalf of the Owner under the Base Indenture, as follows:

1.          The Trustee is the trustee under the Indenture and the beneficiary on behalf of each Owner of the Policy.

2.          The Trustee is entitled to deliver this certification under the Policy pursuant to the Indenture.

3.          As of the date hereof, there exists an Insured Interest Shortfall in the amount of $[_____], as follows:

Accrued interest payable on [date] Payment Date:	$[_____]

Less: Sources of Payment

Series 2005-1 Letter of Credit Amount

(as of the date hereof)	$[_____]

Cash Liquidity Amount

(as of the date hereof)	$[_____]

Series 2005-1 Accrued Interest Account balance

(as of the date hereof)	$[_____]

Expected Interest Rate Cap Payment Amount

(to be received on [date])	$[_____]
Subtotal:	$[_____]
Insured Interest Shortfall	$[_____]

4.          This certification is not a Payment Notice. The Trustee will submit a Payment Notice on the Payment Date in respect of the Insured Interest Shortfall described in this certification under the circumstances described in the Policy.

5.          Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Policy or the Indenture.

IN WITNESS WHEREOF, this notice has been executed this ____ day of _____, _____.

[TRUSTEE], as Trustee
By:___________________________ Authorized Officer